Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES 2016 RESULTS AND 2017 EARNINGS GUIDANCE
Updates forecasted 2017-2020 capital expenditures

MADISON, Wis. - February 23, 2017 - Alliant Energy Corporation (NYSE: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) from continuing operations for 2016 and 2015 as follows:

	GAAP EPS from		Non-GAAP EPS
	Continuing Operations		from Continuing Operations
	2016	2015	2016	2015
Utilities, ATC and Corporate Services	$1.85	$1.66	$1.85	$1.72
Non-regulated and Parent	(0.20)	0.03	0.03	0.03
Alliant Energy Consolidated	$1.65	$1.69	$1.88	$1.75

“In 2016, we once again delivered solid financial and operational results,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “Consistent with our long-term earnings growth goal, our temperature normalized non-GAAP earnings per share increased by 5% over calendar year 2015. We will continue to balance operational and financial discipline, cost impact to customers and capital investments while earning our authorized returns.”

Utilities, ATC and Corporate Services - Alliant Energy’s Utilities, American Transmission Company LLC (ATC) and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $1.85 per share of GAAP EPS from continuing operations in 2016, which was $0.19 per share higher than 2015. The primary drivers of higher EPS were higher electric and gas margins, higher allowance for funds used during construction (AFUDC) related to the Marshalltown Generating Station, and losses on sales of IPL’s Minnesota electric and gas distribution assets in 2015.

Non-regulated and Parent - Alliant Energy’s Non-regulated and Parent operations generated ($0.20) per share of GAAP EPS from continuing operations in 2016, which was $0.23 per share lower than 2015. The primary driver of lower EPS was asset valuation charges of $0.23 per share related to the Franklin County wind farm in 2016.

Earnings Adjustments - Non-GAAP EPS for 2016 excludes asset valuation charges of $0.23 per share related to the Franklin County wind farm. Non-GAAP EPS for 2015 excludes $0.04 per share of losses on sales of IPL’s Minnesota electric and gas distribution assets and $0.02 per share of voluntary employee separation charges. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Temperature impacts to Non-GAAP EPS from Continuing Operations - Temperature did not affect Non-GAAP EPS from continuing operations for fiscal year 2016. Temperature impacts to 2015 Non-GAAP EPS from continuing operations was a $0.04 per share loss, which represents Alliant Energy’s estimate of the negative impact of temperatures on electric and gas margins. The Temperature normalized Non-GAAP EPS from Continuing Operations for fiscal year 2015 is $1.79.

Common Stock Split - In April 2016, Alliant Energy’s Board of Directors approved a two-for-one common stock split and a proportionate increase in the number of authorized shares of common stock of Alliant Energy from 240 million shares to 480 million shares to implement the stock split. Alliant Energy shareowners of record at the close of business on May 4, 2016 received one additional share of Alliant Energy common stock for each share held on that date. The proportionate interest that a shareowner owns in Alliant Energy did not change as a result of the stock split. The additional shares were distributed on May 19, 2016 and post-split trading began on May 20, 2016. All share and per share amounts in this release have been reflected on a post-split basis.

Details regarding GAAP EPS from continuing operations variances between 2016 and 2015 for Alliant Energy are as follows:

	2016	2015	Variance
Utilities, ATC and Corporate Services:
Higher AFUDC (primarily related to Marshalltown Generating Station)			$0.07
Higher retail electric and gas margins (primarily higher temperature-normalized sales)			0.05
Lower energy efficiency cost recovery amortizations at WPL	$0.03	($0.01)	0.04
Lower retail electric customer billing credits at IPL	(0.02)	(0.06)	0.04
Estimated temperature impact on retail electric and gas sales	—	(0.04)	0.04
Losses on sales of Minnesota electric and gas distribution assets in 2015 at IPL	—	(0.04)	0.04
Lower income tax expense			0.03
Higher electric transmission service expense at WPL			(0.03)
Higher depreciation expense			(0.03)
Voluntary employee separation charges in 2015	—	(0.02)	0.02
Higher employee benefits-related expenses			(0.02)
Higher interest expense			(0.02)
Other			(0.04)
Total Utilities, ATC and Corporate Services			$0.19
Non-regulated and Parent:
Asset valuation charges for Franklin County wind farm in 2016	($0.23)	$—	($0.23)
Total Non-regulated and Parent			($0.23)

Lower retail electric customer billing credits at IPL - IPL provided customer billing credits to its Iowa retail electric customers of $105 million in aggregate over the 2014-2016 period in connection with its approved Iowa retail electric base rate freeze through 2016. In 2016, IPL credited customer bills by $9 million. By comparison, the billing credits in 2015 were $24 million.

Losses on sales of Minnesota electric and gas distribution assets in 2015 at IPL - In 2015, IPL completed the sales of its Minnesota electric and gas distribution assets and received aggregate proceeds of approximately $140 million and a $2 million promissory note. The premium received over the book value of the property, plant and equipment sold was more than offset by tax-related regulatory assets associated with the Minnesota distribution assets, resulting in a $0.04 per share non-recurring charge recorded in 2015.

Voluntary employee separation charges - Alliant Energy’s continued focus on cost management for its customers led to voluntary separation offers in 2015 to reshape the organization to be leaner. Approximately 2% of total Alliant Energy employees accepted voluntary separation packages, which resulted in charges of $0.02 per share recorded in 2015.

Asset valuation charges for Franklin County wind farm in 2016 - Based on an evaluation of the strategic options for the Franklin County wind farm performed in 2016, Alliant Energy concluded it was probable the Franklin County wind farm will be transferred to IPL. As a result, an impairment analysis was performed to evaluate the value of the assets and a reasonable estimate of the amount of costs associated with the Franklin County wind farm that would be allowed for recovery for IPL’s electric rate-making purposes. Based on various analyses, including discounted cash flows projected from the Franklin County wind farm, recently executed power purchase agreements associated with wind generating facilities located near the Franklin County wind farm and the cost of new wind farms identified through IPL’s proposed wind expansion, the value of the Franklin County wind farm assets was determined to be approximately $33 million, subject to working capital adjustments. Alliant Energy concluded the value of the Franklin County wind farm assets represents a reasonable estimate of the amount IPL will be allowed for recovery for IPL’s electric rate-making purposes. As a result, the carrying amount of the Franklin County wind farm was reduced to such value resulting in non-cash pre-tax asset valuation charges of $86 million in 2016, or after-tax charges of $51 million, or $0.23 per share.

In November 2016, IPL requested approval from the Federal Energy Regulatory Commission to transfer the Franklin County wind farm to IPL and expects to complete such transfer in 2017. The final amount to be recovered for IPL’s electric rate-making purposes is expected to be determined by the Iowa Utilities Board as part of IPL’s 2016 Test Year Iowa retail electric rate case, anticipated to be filed in the second quarter of 2017, and therefore the final asset valuation charge is subject to change.

The transfer of the Franklin County wind farm to IPL is in addition to IPL’s request approved by the Iowa Utilities Board to own and operate up to 500 megawatts of additional wind generation.

2017 Earnings Guidance

Alliant Energy is issuing the following EPS guidance for 2017:

Utilities, ATC and Corporate Services	$1.90 - $2.02
Non-regulated and Parent	0.02 - 0.04
Alliant Energy Consolidated	$1.92 - $2.06

Drivers for Alliant Energy’s 2017 earnings guidance include, but are not limited to:

•	Ability of IPL and WPL to earn their authorized rates of return

•	Anticipated interim retail electric base rate increase to be implemented by IPL

•	Stable economy and resulting implications on utility sales

•	Normal temperatures in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure and financing plans

•	Consolidated effective tax rate of 18%

The 2017 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, further impacts from anticipated changes to ATC’s authorized return on equity, future changes in laws or regulations including potential tax reform, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

“The 6% earnings growth between non-GAAP 2016 and the midpoint of 2017 earnings guidance is consistent with our projected long-term annual earnings growth rate of 5 to 7%,” said Kampling. “The increase in utility investments is a major driver of the earnings growth, and was incorporated in WPL’s approved 2017 retail electric and gas base rates and is forecasted to be in IPL’s estimated interim 2017 retail electric base rates.”

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2017 through 2020 primarily to reflect changes in the timing of capital expenditures for renewable projects. The projected capital expenditures exclude AFUDC and capitalized interest, if applicable. Cost estimates represent Alliant Energy’s estimated portion of total escalated construction expenditures.

	2017	2018	2019	2020
Generation:
Renewable Projects	$105	$310	$690	$260
Riverside Expansion	255	230	75	5
Marshalltown Generating Station	50	—	—	—
Other	240	180	170	160
Distribution:
Electric systems	465	485	420	405
Gas systems	130	125	95	220
Other	155	115	110	105
Total Capital Expenditures	$1,400	$1,445	$1,560	$1,155

Earnings Conference Call

A conference call to review the 2016 results is scheduled for Friday, February 24th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Vice President, Chief Financial Officer and Treasurer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through March 3, 2017, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 960,000 electric and 410,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax (including potential tax reform), financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of fuel costs, operating costs, transmission costs, environmental compliance and remediation costs, deferred expenditures, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s pending retail electric base rate filing, which is currently expected to be filed in the second quarter of 2017;

•	weather effects on results of utility operations;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•
the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	developments that adversely impact the ability to implement the strategic plan;

•	the ability to qualify for the full level of production tax credits on planned and potential new wind farms and the impact of changes to production tax credits for wind farms;

•
issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	impacts on equity income from unconsolidated investments due to further potential changes to ATC’s authorized return on equity;

•
issues associated with environmental remediation and environmental compliance, including compliance with the Consent Decree between WPL, the U.S. Environmental Protection Agency (EPA) and the Sierra Club, the Consent Decree between IPL, the EPA, the Sierra Club, the State of Iowa and Linn County in Iowa, the coal combustion residuals rule, the Clean Power Plan, future changes in environmental laws and regulations, including the EPA’s regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•
the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
the direct or indirect effects resulting from breakdown or failure of equipment in the operation of gas distribution systems, such as leaks, explosions and mechanical problems, and compliance with gas transmission and distribution safety regulations, such as proposed rules issued by the Pipeline and Hazardous Materials Safety Administration;

•	risks associated with integration of a new customer billing and information system, which was completed in 2016;

•
impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures and allocation of mixed service costs, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•
any material post-closing adjustments related to any past asset divestitures, including the sales of IPL’s Minnesota electric and natural gas assets, RMT, Inc. and Whiting Petroleum Corporation, which could result from, among other things, warranties, parental guarantees or litigation;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	inability to access technological developments, including those related to wind turbines, solar generation, smart technology, battery storage and other future technologies;

•	changes in technology that alter the channels through which electric customers buy or utilize electricity;

•	material changes in employee-related benefit and compensation costs;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	impacts of the extension of bonus depreciation deductions;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	factors listed in the “2017 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2017 earnings guidance and 2017-2020 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include the use of (1) income from continuing operations and EPS from continuing operations for the year ended December 31, 2016 excluding asset valuation charges related to the Franklin County wind farm; and (2) income from continuing operations and EPS from continuing operations for the fourth quarter and year ended December 31, 2015 excluding losses from the sales of IPL’s Minnesota electric and gas distribution assets and voluntary employee separation charges. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income from continuing operations, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; AE Transco Investments, LLC and Corporate Services; utilities, ATC and Corporate Services; and non-regulated and parent EPS from continuing operations for the fourth quarter and year ended December 31, 2016 and 2015. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release also includes temperature normalized non-GAAP earnings per share from continuing operations for the year ended December 31, 2015. Alliant Energy believes this non-GAAP measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

The tax impact adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature normalized non-GAAP earnings per share, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2016	2015	2016	2015	2016	2015
IPL	$0.95	$0.83	$—	$0.05	$0.95	$0.88
WPL	0.84	0.78	—	0.01	0.84	0.79
AE Transco Investments, LLC and Corporate Services	0.06	0.05	—	—	0.06	0.05
Subtotal for Utilities, ATC and Corporate Services	1.85	1.66	—	0.06	1.85	1.72
Non-regulated and Parent	(0.20)	0.03	0.23	—	0.03	0.03
EPS from continuing operations	1.65	1.69	0.23	0.06	1.88	1.75
EPS from discontinued operations	(0.01)	(0.01)	—	—	(0.01)	(0.01)
Alliant Energy Consolidated	$1.64	$1.68	$0.23	$0.06	$1.87	$1.74

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2016	2015	2016	2015	2016	2015
IPL	$215.6	$186.0	$—	$11.3	$215.6	$197.3
WPL	190.4	176.3	—	2.0	190.4	178.3
AE Transco Investments, LLC and Corporate Services	14.4	12.2	—	—	14.4	12.2
Subtotal for Utilities, ATC and Corporate Services	420.4	374.5	—	13.3	420.4	387.8
Non-regulated and Parent	(46.6)	6.2	51.3	—	4.7	6.2
Earnings from continuing operations	373.8	380.7	51.3	13.3	425.1	394.0
Loss from discontinued operations	(2.3)	(2.5)	—	—	(2.3)	(2.5)
Alliant Energy Consolidated	$371.5	$378.2	$51.3	$13.3	$422.8	$391.5

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2016	2015	2016	2015
Utilities, ATC and Corporate Services:
Losses on sales of IPL’s Minnesota distribution assets	$—	$13.8	$—	$0.06
Voluntary employee separation charges	—	8.4	—	0.04
Total Utilities, ATC and Corporate Services	—	22.2	—	0.10
Non-regulated and Parent:
Asset valuation charges for Franklin County wind farm	86.4	—	0.38	—
Total Non-regulated and Parent	86.4	—	0.38	—
Income tax impacts from items above	(35.1)	(8.9)	(0.15)	(0.04)
Total Alliant Energy Consolidated	$51.3	$13.3	$0.23	$0.06

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the fourth quarter:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2016	2015	2016	2015	2016	2015
IPL	$0.11	$0.03	$—	$0.01	$0.11	$0.04
WPL	0.14	0.11	—	—	0.14	0.11
AE Transco Investments, LLC and Corporate Services	0.01	0.01	—	—	0.01	0.01
Subtotal for Utilities, ATC and Corporate Services	0.26	0.15	—	0.01	0.26	0.16
Non-regulated and Parent	0.02	0.01	—	—	0.02	0.01
EPS from continuing operations	0.28	0.16	—	0.01	0.28	0.17
EPS from discontinued operations	—	(0.01)	—	—	—	(0.01)
Alliant Energy Consolidated	$0.28	$0.15	$—	$0.01	$0.28	$0.16

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2016	2015	2016	2015	2016	2015
IPL	$24.0	$5.5	$—	$1.7	$24.0	$7.2
WPL	31.7	24.2	—	0.1	31.7	24.3
AE Transco Investments, LLC and Corporate Services	4.0	3.0	—	—	4.0	3.0
Subtotal for Utilities, ATC and Corporate Services	59.7	32.7	—	1.8	59.7	34.5
Non-regulated and Parent	3.3	2.5	—	—	—	2.5
Earnings from continuing operations	63.0	35.2	—	1.8	59.7	37.0
Loss from discontinued operations	(0.3)	(1.1)	—	—	(0.3)	(1.1)
Alliant Energy Consolidated	$62.7	$34.1	$—	$1.8	$59.4	$35.9

Details regarding GAAP EPS from continuing operations variances between fourth quarter 2016 and fourth quarter 2015 for Alliant Energy’s operations are as follows:

	2016	2015	Variance
Utilities, ATC and Corporate Services:
Lower income tax expense (primarily due to timing)			$0.05
Higher bad debt expense			(0.04)
Estimated temperature impact on retail electric and gas sales	($0.01)	($0.04)	0.03
Higher retail electric and gas margins (primarily higher temperature-normalized sales)			0.02
Higher AFUDC (primarily due to Marshalltown Generating Station)			0.02
Other			0.03
Total Utilities, ATC and Corporate Services			$0.11

Adjusted, or non-GAAP, earnings for the fourth quarter of 2016 and 2015 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP (Income) Loss		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2016	2015	2016	2015
Utilities, ATC and Corporate Services:
Losses on sales of IPL’s Minnesota distribution assets	$—	$2.2	$—	$0.01
Voluntary employee separation charges	—	0.5	—	—
Total Utilities, ATC and Corporate Services	—	2.7	—	0.01
Income tax impacts from items above	—	(0.9)	—	—
Total Alliant Energy Consolidated	$—	$1.8	$—	$0.01

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Operating revenues:
Electric utility	$666.4	$623.0	$2,875.5	$2,770.5
Gas utility	106.7	93.1	355.4	381.2
Other utility	13.6	13.3	48.6	57.9
Non-regulated	10.3	10.7	40.5	44.0
	797.0	740.1	3,320.0	3,253.6
Operating expenses:
Electric production fuel and purchased power	207.7	190.8	854.0	837.7
Electric transmission service	131.1	117.6	527.9	485.3
Cost of gas sold	62.0	52.8	194.3	219.1
Other operation and maintenance:
Energy efficiency costs	9.2	12.7	45.2	61.4
Asset valuation charges for Franklin County wind farm	—	—	86.4	—
Losses on sales of Minnesota electric and gas distribution assets	—	2.2	—	13.8
Voluntary employee separation charges	—	0.5	—	8.4
Other	159.1	157.8	561.3	545.9
Depreciation and amortization	102.9	101.4	411.6	401.3
Taxes other than income taxes	25.1	25.1	102.3	103.7
	697.1	660.9	2,783.0	2,676.6
Operating income	99.9	79.2	537.0	577.0
Interest expense and other:
Interest expense	51.4	47.6	196.2	187.1
Equity income from unconsolidated investments, net	(10.8)	(4.9)	(39.6)	(33.8)
Allowance for funds used during construction	(18.2)	(11.8)	(62.5)	(36.9)
Interest income and other	(0.2)	(0.3)	(0.5)	(0.7)
	22.2	30.6	93.6	115.7
Income from continuing operations before income taxes	77.7	48.6	443.4	461.3
Income taxes	12.2	10.9	59.4	70.4
Income from continuing operations, net of tax	65.5	37.7	384.0	390.9
Loss from discontinued operations, net of tax	(0.3)	(1.1)	(2.3)	(2.5)
Net income	65.2	36.6	381.7	388.4
Preferred dividend requirements of IPL	2.5	2.5	10.2	10.2
Net income attributable to Alliant Energy common shareowners	$62.7	$34.1	$371.5	$378.2
Weighted average number of common shares outstanding (basic and diluted) (a)	227.4	226.6	227.1	225.4
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted) (a):
Income from continuing operations, net of tax	$0.28	$0.16	$1.65	$1.69
Loss from discontinued operations, net of tax	—	(0.01)	(0.01)	(0.01)
Net income	$0.28	$0.15	$1.64	$1.68
Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$63.0	$35.2	$373.8	$380.7
Loss from discontinued operations, net of tax	(0.3)	(1.1)	(2.3)	(2.5)
Net income	$62.7	$34.1	$371.5	$378.2
Dividends declared per common share (a)	$0.29375	$0.275	$1.175	$1.10

(a)	Amounts reflect the effects of a two-for-one common stock split distributed in May 2016.

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2016	2015
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$8.2	$5.8
Other current assets	868.9	821.0
Property, plant and equipment, net	10,279.2	9,519.1
Investments	337.6	346.3
Other assets	1,879.9	1,803.0
Total assets	$13,373.8	$12,495.2
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$4.6	$313.4
Commercial paper	244.1	159.8
Other current liabilities	913.3	886.1
Long-term debt, net (excluding current portion)	4,315.6	3,522.2
Other liabilities	3,834.2	3,689.6
Equity:
Alliant Energy Corporation common equity	3,862.0	3,724.1
Cumulative preferred stock of IPL	200.0	200.0
Total equity	4,062.0	3,924.1
Total liabilities and equity	$13,373.8	$12,495.2

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2016	2015
	(in millions)
Cash flows from operating activities	$859.6	$871.2
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,142.7)	(963.6)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(54.1)	(70.7)
Proceeds from Minnesota electric and natural gas distribution asset sales	—	139.9
Other	10.3	(24.8)
Net cash flows used for investing activities	(1,186.5)	(919.2)
Cash flows from (used for) financing activities:
Common stock dividends	(266.5)	(247.3)
Proceeds from issuance of common stock, net	26.6	151.2
Proceeds from issuance of long-term debt	800.0	250.7
Payments to retire long-term debt	(313.4)	(183.0)
Net change in commercial paper	84.3	18.5
Other	(1.7)	6.8
Net cash flows from (used for) financing activities	329.3	(3.1)
Net increase (decrease) in cash and cash equivalents	2.4	(51.1)
Cash and cash equivalents at beginning of period	5.8	56.9
Cash and cash equivalents at end of period	$8.2	$5.8

KEY FINANCIAL AND OPERATING STATISTICS

	December 31, 2016	December 31, 2015
Common shares outstanding (000s) (a)	227,674	226,918
Book value per share (a)	$16.96	$16.41
Quarterly common dividend rate per share (a)	$0.29375	$0.275

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Utility electric sales (000s of megawatt-hours)
Residential (b)	1,634	1,592	7,152	7,271
Commercial (b)	1,641	1,558	6,545	6,374
Industrial (b)	2,689	2,603	10,702	10,820
Industrial - IPL co-generation customers	236	215	940	915
Retail subtotal	6,200	5,968	25,339	25,380
Sales for resale:
Wholesale (b)	1,014	951	4,039	3,614
Bulk power and other	13	177	360	1,228
Other	25	27	100	129
Total	7,252	7,123	29,838	30,351
Utility retail electric customers (at December 31)
Residential	811,459	809,634
Commercial	141,528	137,870
Industrial	2,546	2,544
Total	955,533	950,048
Utility gas sold and transported (000s of dekatherms) (b)
Residential	8,254	7,197	25,571	26,672
Commercial	5,626	5,087	18,820	18,966
Industrial	1,143	905	3,352	2,997
Retail subtotal	15,023	13,189	47,743	48,635
Transportation / other	15,870	16,949	77,485	74,162
Total	30,893	30,138	125,228	122,797
Utility retail gas customers (at December 31)
Residential	366,786	364,415
Commercial	44,587	44,613
Industrial	385	377
Total	411,758	409,405

Estimated margin increases (decreases) from impacts of temperatures (in millions) -
	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Electric margins	($6)	($11)	$4	($11)
Gas margins	(3)	(5)	(7)	(4)
Total temperature impact on margins	($9)	($16)	($3)	($15)

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	Normal (c)	2016	2015	Normal (c)
Heating degree days (HDDs) (c)
Cedar Rapids, Iowa (IPL)	2,174	1,945	2,522	5,933	6,300	6,798
Madison, Wisconsin (WPL)	2,285	2,014	2,553	6,420	6,667	7,082
Cooling degree days (CDDs) (c)
Cedar Rapids, Iowa (IPL)	23	2	12	971	732	766
Madison, Wisconsin (WPL)	9	1	7	780	665	662

(a)	Amounts reflect the effects of a two-for-one common stock split distributed in May 2016.

(b)	In 2015, IPL completed the sales of its Minnesota electric and gas distribution assets. Following the electric sale, Minnesota electric sales were reported as wholesale versus retail.

(c)
HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.